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                                                                      Exhibit 23



                       CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Annual Report (Form 10-K) of National Steel Corporation and Subsidiaries (the "Company") of our report dated January 23, 1997 (except Note M, as to which the date is January 31,
1997), included in the 1996 Annual Report to Shareholders of the Company.

Our audit also included the financial statement schedule the Company listed in
Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the following Registration
Statements:

  . Form S-8 No. 33-51991 pertaining to the 1994 and 1995 Stock Grants to Union
    Employees.

  . Form S-8 No. 33-51081 pertaining to the 1993 National Steel Corporation Long
    Term Incentive Plan,

  . Form S-8 No. 33-51083 pertaining to the 1993 National Steel Corporation
    Non-Employee Director's Stock Option Plan, and

  . Form S-8 No. 33-51087 pertaining to the National Steel Retirement Savings
    Plan and National Steel Represented Employee Retirement Savings Plan;

of our report dated January 23, 1997, (except Note M, as to which the date is January 31, 1997), with respect to the consolidated financial statements and schedule of the Company included in this Annual Report (Form 10-K) for the year ended December 31, 1996.

                                                    Ernst & Young LLP




Fort Wayne, Indiana
March 14, 1997